Emergent BioSolutions Announces Exercise of $20 Million Option to Supply U.S. Department of Defense with BioThrax® (Anthrax Vaccine Adsorbed)

GAITHERSBURG, Md., Jan. 8, 2024 (GLOBE NEWSWIRE) – Emergent BioSolutions Inc. (NYSE: EBS) today announced the exercise of contract option and modification valued at approximately $20 million to supply BioThrax® (Anthrax Vaccine Adsorbed) to the U.S. Department of Defense (DoD). The first delivery, which was valued at approximately $7 million began in December 2024, and remaining deliveries are expected in 2025.

“We’re pleased to continue our work with the U.S. Department of Defense to supply BioThrax® to protect our nation’s service members who have a high risk of exposure to anthrax,” said Paul Williams, senior vice president, products head at Emergent. “This procurement ensures a continued supply of this important medical countermeasure to the U.S. military and demonstrates our commitment to delivering solutions that address our customers’ needs to prepare for public health threats.”

This option is under Emergent’s existing indefinite-delivery, indefinite-quantity (IDIQ) procurement contract (W911SR24D0001) with the DoD and led by the Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense to supply BioThrax® for use by all branches of the U.S. military as pre-exposure prophylaxis (PrEP) for anthrax disease.

On December 16, 2024, Emergent announced a $50 million contract option from the Biomedical Advanced Research and Development Authority (BARDA) to procure doses of CYFENDUS® (Anthrax Vaccine Adsorbed, Adjuvanted). In addition to BioThrax® and CYFENDUS®, Emergent’s anthrax franchise includes two treatments, Anthrasil® [Anthrax Immune Globulin Intravenous (Human)], a polyclonal antibody therapeutic, and raxibacumab, a monoclonal antibody therapeutic.

About BioThrax® (Anthrax Vaccine Adsorbed)

Indication

BioThrax® (Anthrax Vaccine Adsorbed) is a vaccine indicated for the active immunization for the prevention of disease caused by Bacillus anthracis in persons 18 through 65 years of age.

BioThrax® is approved for: (1) Pre-exposure prophylaxis of disease in persons at high risk of exposure. (2) Post-exposure prophylaxis of disease following suspected or confirmed Bacillus anthracis exposure, when administered in conjunction with recommended antibacterial drugs.

The efficacy of BioThrax® for post-exposure prophylaxis is based solely on studies in animal models of inhalational anthrax.

Important Safety Information

Contraindications: Severe allergic reaction (e.g., anaphylaxis) after a previous dose of BioThrax® or a component of the vaccine.

Latex: The stopper of the vial contains natural rubber latex and may cause allergic reactions in latex sensitive individuals.

Pregnancy: Avoid use in pregnancy unless the potential benefit outweighs the potential risk to the fetus.

History of Anthrax Disease: History of anthrax disease may increase the potential for severe local adverse reactions.

Altered Immunocompetence: If BioThrax® is administered to immunocompromised persons, including those receiving immunosuppressive therapy, the immune response may be diminished.

Limitations of Vaccine Effectiveness: Vaccination with BioThrax® may not protect all individuals.

Adverse reactions: The most common (>10%) local (injection-site) adverse reactions observed in clinical studies were tenderness, pain, erythema, edema, and arm motion limitation. The most common (≥5%) systemic adverse reactions were muscle aches, fatigue, and headache.

U.S. Prescribing Information
The full Prescribing Information for BioThrax® vaccine can be found here.

About Emergent BioSolutions At Emergent, our mission is to protect and enhance life. For 25 years, we’ve been at work defending people from things we hope will never happen—so we are prepared just in case they ever do. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To learn more about how we plan to protect or enhance 1 billion lives by 2030, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the development, availability, supply and government procurement of BioThrax® vaccine and the continued development of Emergent’s anthrax franchise, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs, and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statement will be accurate. Readers should realize that if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events, or circumstances. Readers should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the U.S. Securities and Exchange Commission, when evaluating our forward-looking statements.

Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com